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                             ARTICLES OF AMENDMENT
                   ADOPTING REVISED ARTICLES OF INCORPORATION

                           ION LASER TECHNOLOGY, INC.
                                 to be known as

                                BRITESMILE, INC.

     Pursuant to Section 16-10a-1007 of the Utah Revised Business Corporation Act, as amended (the "Act"), Ion Laser Technology, Inc., a Utah corporation (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation, which amendment constitutes a revision and restatement of the Articles of Incorporation of Ion Laser Technology, Inc.

     FIRST:    The name of the Corporation is Ion Laser Technology, Inc.

     SECOND:   The Corporation's Articles of Incorporation are hereby amended and restated to read in their entirety as follows:

                                ARTICLE I - NAME
                                ----------------

     The name of this corporation is BriteSmile, Inc.

                             ARTICLE II - DURATION
                             ---------------------

     The duration of this corporation is perpetual.

                             ARTICLE III - PURPOSE
                             ---------------------

     A. The purpose for which this corporation is organized is to engage in the research, development, manufacture and sale of lasers and all business associated therewith.

     B. This corporation shall have all of the powers granted or allowed by the Utah Business Corporation Act, as may be amended from time to time, and all of the powers necessary or convenient to effect any or all of the purposes for which this corporation is organized.

     C. This corporation shall have power to acquire by purchase, exchange, gift, bequest, subscription or otherwise, and to hold, own, mortgage, pledge, hypothecate, sell, assign, transfer, exchange or otherwise dispose of or deal in or with its own corporate securities or stock or other securities, including, without limitation, any shares of stock, bonds, debentures, notes, mortgages, or other obligations, and any certificates, receipts or other instruments representing rights or interests therein or any property or assets created or issued by any person, firm, association, or corporation, or any government or subdivisions, agencies or instrumentalities thereof, to make payment therefor in any lawful manner or to issue in exchange therefor its own securities or to use its unrestricted and unreserved earned surplus and/or unrestricted and
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unreserved capital surplus for the purchase of its own shares, and to exercise as owner or holder of any securities, any and all rights, power and privileges in respect therefor.

     D. This corporation shall have power to act as fully and to the same extent as a natural person might, or could do, in any part of the world as principal, agent, partner, general or limited, trustee or otherwise, either alone or in conjunction with any person, firm or corporation.

                               ARTICLE IV - STOCK
                               ------------------

     The aggregate number of shares of common stock which this corporation shall have authority to issue is 50,000,000 shares, $0.001 par value per share.

            ARTICLE V - INDEMNIFICATION AND LIMITATION OF LIABILITY
            -------------------------------------------------------

     This corporation shall indemnify all officers, directors and agents to the fullest extent permitted by law.

     To the fullest extent permitted by the Utah Business Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                        ARTICLE VI - PRE-EMPTIVE RIGHTS
                        -------------------------------

     Shareholders shall not have pre-emptive rights to acquire shares of common stock of this corporation.

                      ARTICLE VII - POWER OF DIRECTORS TO
                      -----------------------------------
                          MORTGAGE OR PLEDGE PROPERTY
                          ---------------------------

     The Directors shall have the power to mortgage, pledge, or otherwise encumber the property of the corporation, including, but not limited to, all or substantially all of the corporation's property or assets, with or without the corporation's good will, and such action by the Directors shall be deemed to be made in the usual and regular course of the corporation's business.

                         ARTICLE VII - COMMON DIRECTORS
                         ------------------------------

     No contract or other transaction between this corporation and one or more of its Directors or any other corporation, firm, association or entity in which one or more of its Directors are directors or officers or are financially interested, shall be either void or voidable, because of such relationship or interest, or because such Director or Directors are present at the meeting of the Board of Directors, or a committee thereof, which authorizes, approves or ratifies such contract or transaction, or because his or their votes are counted for such purpose if: (a) the fact of such

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relationship or interest is disclosed known to the Board of Directors or committee which authorizes, approves or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the vote or consent of such interested Director; or (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled top vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or
(c) the contract or transaction is fair and reasonable to the corporation. Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves or ratifies such contract or transaction.

                         ARTICLE IX - REVISED ARTICLES
                         -----------------------------

     These Revised Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto.


     THIRD:    The amendment contained in the foregoing restated Articles of
Incorporation (i.e., the change of name as provided in Article I) was approved and adopted by vote of the shareholders of the Corporation on August 11, 1998.

     FOURTH:   The number of shares of common stock of the Corporation
outstanding and entitled to vote thereon at the time of such adoption was 7,669,772.

     FIFTH:    The number of shares voted for such amendment was in excess of
6,095,527, and the number of shares voted against such amendment was 37,056.

     DATED effective this 11th day of August, 1998.

                         ION LASER TECHNOLOGY, INC.


                         By:    /s/ Richard V. Trefz
                               --------------------------
                              Richard V. Trefz, President

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